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                                                                     EXHIBIT 1.2

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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                (CHINA EASTERN AIRLINES CORPORATION LIMITED LOGO)
                   CHINA EASTERN AIRLINES CORPORATION LIMITED

     (A joint stock limited company incorporated in the People's Republic of
                         China with limited liability)

                                  ANNOUNCEMENT
          RESOLUTIONS PASSED AT BOARD MEETING HELD ON 29TH APRIL, 2003

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The board of directors of China Eastern Airlines Corporation Limited (the
"COMPANY") hereby announces that the Company's board of directors has, at a board meeting held on 29th April, 2003, decided to adjust its recommendation made on 7th April, 2003 to distribute a final dividend of RMB0.02 per Share for the financial year ended 31st December, 2002 such that no final dividend is proposed to be declared for such period. Certain changes in the directorate of the Company were also approved at the board meeting.
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Further to the announcement dated 28th April, 2003 issued by the Company, the board of directors (the "Directors") of the Company hereby announces that a board meeting was held on 29th April, 2003, at which the following resolutions were passed:

1. In view of the recent outbreak of atypical pneumonia resulting in a significant change in the Company's operational environment, and having considered the operational condition of the Company for the first quarter of 2003, the board of Directors has decided to adjust its recommendation made on 7th April, 2003 to distribute a final dividend of RMB0.02 per Share for the financial year ended 31st December, 2002 such that no final dividend is proposed to be declared for such period. The balance of the undistributed profits attributable to the Company's shareholders will be carried over to next year.

2. Mr. Liu Shaoyong ceased to act a Director with effect from 29th April, 2003, and Mr. Gong Haocheng ceased to act an independent Director with effect from 29th April, 2003.

3. Mr. Li Fenghua was proposed to be appointed as a Director, and Mr. Xie Rong as an independent Director. Their appointments are subject, and are proposed, to be approved by the shareholders of the Company at its 2002 Annual General Meeting to be held on 20th June, 2003.

Mr. Li Fenghua, born in January, 1950, is the President of the Company. Mr. Li joined the civil aviation industry in 1968 and was deputy head, and subsequently became head, of the 26th Fleet of the Civil Aviation Administration of China from 1987 to 1992. From 1992 to 1996, Mr. Li served as vice-president, and then became president, of the Hubei branch of China Southern Airlines (Group). Since 1996, he became vice-president of China Southern Airlines Company Limited and vice-president of China Southern Airlines (Group). In 2000, Mr. Li became party secretary and vice-president of China Southern Airlines Company Limited. Since October, 2002, he has been serving as the President of the Company and vice-president of China Eastern Air Holding Company. Mr. Li graduated from the China Civil Aviation Senior Aviation School and holds the title of First Class Pilot.

Mr. Xie Rong, born in November, 1952, is a doctor and a certified accountant in the People's Republic of China. Mr. Xie is currently the deputy head of Shanghai National Accounting Institute. He taught at the faculty of accounting of Shanghai University of Finance and Economics from December, 1985 to March, 1997, and had been an assistant professor, a professor, a doctorate-tutor and the deputy dean of the faculty. Mr. Xie was a partner of KPMG Huazhen from December, 1997 to October, 2002, and has, since October, 2002, been the deputy head of Shanghai National Accounting Institute. Mr. Xie graduated from Shanghai University of

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Finance and Economics and has a doctorate degree in Economics.

Mr. Liu Shaoyong resigned from his office to cater for the reallocation of his responsibilities, and Mr. Gong Haocheng resigned from his office for personal reasons. The Company takes this opportunity to express its gratitude to Mr. Liu and Mr. Gong for their diligent performance of their Directors' responsibilities during the period of their office.

                                             By Order of the board of Directors
                                                  CHINA EASTERN AIRLINES
                                                   CORPORATION LIMITED
                                                        LUO ZHUPING
                                                    Company Secretary

Shanghai, the People's Republic of China
29th April, 2003

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